Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:14 A:\107/22/2022 FILED 11:14 AM 07/22/2022 SR 20223060625 - File Number 6389548	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VECTOR HOLDING, INC.

I, Douglas Newton, being the duly elected President of Vector Holding, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

1.      The name of the Corporation is Vector Holding, Inc.

2.      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2022 and a Certificate of Correction of the Corporation was filed with the Secretary of State of the State of Delaware on July 22, 2022.

The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article I thereof, relating to the name of the Corporation. Accordingly Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Getty Images Holdings, Inc. (the “Corporation”).

3.      The board of directors of the Corporation, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation's Certificate of Incorporation in its entirety as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

4.      The stockholder of the Corporation's issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, Vector Holding, Inc .. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly elected authorized officer as of this 22nd day of July, 2022.

/s/ Douglas Newton
Douglas Newton, President

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GETTY IMAGES HOLDINGS, INC.

ARTICLE I

Section 1.1.          Name. The name of the Corporation is Getty Images Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1.          Address. The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1.          Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1.          Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,006,140,000 shares, consisting of (A) 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (B) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (C) 5,140,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of which 2,570,000 shares are designated as Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”), and 2,570,000 shares are designated as Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.

Section 4.2.          Preferred Stock.

(A)             General. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)              Voting Rights. Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.          Common Stock.

(A)             Voting Rights.

(1)               Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)               Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock.

(3)               Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(B)              Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event (as defined below), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date (as defined below) with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of record of the Class B Common Stock on the Conversion Date with respect to such shares of Class B Common Stock in accordance with Section 4.3(D).

(C)              Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)) shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D)             Conversion of Class B Common Stock.

(1)               Upon the occurrence of any Conversion Event applicable to any shares of Class B Common Stock that occurs during the Earn-out Period (as defined below), such shares of Class B Common Stock shall, automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to such shares of Class B Common Stock, and the holder of such share of Class B Common Stock shall become a record holder of Class A Common Stock as of such Conversion Date (it being understood that with respect to a Change of Control Vesting Event (as defined below) occurring prior to the expiration of the Earn-Out Period, the holders of such shares of Class A Common Stock so converted as of immediately prior to the Change of Control Transaction (as defined below) shall be eligible to participate in such Change of Control Transaction as holders of Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation, or any transfer agent of the Corporation, of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock. On the day immediately following the day on which the Earn-Out Period expires, all shares of Class B Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with this Certificate of Incorporation shall, automatically, without any further action on the part of the record holder thereof, the Corporation or any other person, be forfeited, cancelled and transferred to the Corporation, without consideration. Upon the occurrence of a Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Conversion Date with respect to such share of Class B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 4.3(D). The Corporation shall pay, no later than five (5) Business Days (as defined below) following the Conversion Date with respect to a share of Class B Common Stock for which a Conversion Event applicable to such shares has occurred, the dividends previously declared in respect of such share of Class B Common Stock beginning at the time of the Closing and ending on the day before the Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Conversion Date (which amount, excluding any amounts declared on the Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If any portion of a Dividend Catch-Up Payment was declared by the Corporation as an in-kind dividend (which for purposes of this Certificate of Incorporation, shall not include any transaction subject to Section 4.3(F) hereof), then such portion of the Dividend Catch-Up Payment shall also be paid as an in-kind dividend; provided, however, to the extent the Corporation received cash in lieu of the in-kind distributions in respect of shares of Class B Common Stock which were declared substantially concurrently with such in-kind dividend by the Corporation comprising a portion of the Dividend Catch-Up Payment, then such equivalent portion of the Dividend Catch-Up Payment shall be paid in cash in lieu of such in-kind dividend and such holder of Class B Common Stock shall be treated for all purposes as if it received the in-kind distribution of property, which is then immediately exchanged by such holder for cash of equivalent value. If a dividend is declared by the Corporation on any Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with this Section 4.3(D) on such Conversion Date) for purposes of such dividend.

(2)               Definitions. For purposes of this Section 4.3 references to:

(a)               “B-1 Vesting Event” means, with respect to the Series B-1 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-1 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.

(b)               “B-1 Vesting Price” means $12.50.

(c)               “B-2 Vesting Event” means, with respect to the Series B-2 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-2 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.

(d)               “B-2 Vesting Price” means $15.00.

(e)               “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(f)                “Change of Control Transaction” means any transaction or series of transactions the result of which is: (I) the acquisition by any Person or “group” (as defined in the Exchange Act (as defined below)) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; (II) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Corporation or the surviving Person outstanding immediately after such combination; or (III) a sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole.

(g)               “Change of Control Vesting Event” means, with respect to the Series B-1 Common Stock or Series B-2 Common Stock, a Change of Control Transaction resulting in the holders of Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Class A Common Stock and after giving effect to the conversion of such Class B Common Stock to Class A Common Stock contemplated by this Section 4.3(D) in connection with and as part of such Change of Control Transaction) equal to or in excess of the B-1 Vesting Price or the B-2 Vesting Price, as applicable.

(h)               “Conversion Date” means: (I) with respect to the B-1 Vesting Event, the date on which the B-1 Vesting Event occurs, (II) with respect to the B-2 Vesting Event, the date on which the B-2 Vesting Event occurs and (III) with respect to the Change of Control Vesting Event, the date immediately prior to the consummation of such Change of Control Transaction.

(i)                 “Conversion Event” means a B-1 Vesting Event, B-2 Vesting Event or Change of Control Vesting Event, in each case, only to the extent such event occurs during the Earn-Out Period.

(j)                 “Earn-Out Period” means the period from the Closing Date through and including the date that is 10 years following the Closing Date (as defined in that certain Business Combination Agreement, dated as of December 9, 2021, by and among the Corporation (f/k/a Vector Holding, LLC), CCNB Neuberger Principal Holdings II, Vector Domestication Merger Sub, LLC, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC, Griffey Global Holdings, Inc. and Griffey Investors, LP).

(k)               “NYSE” means the New York Stock Exchange.

(l)                 “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

(m)             “Trading Day” means any day on which shares of Class A Common Stock are actually traded on the Trading Market.

(n)               “Trading Market” means NYSE or such other nationally recognized stock market on which the shares of Class A Common Stock are trading at the time of determination.

(o)               “VWAP” means, with respect any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(E)              Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding shares of Class B Common Stock, in each case, from time to time.

(F)              Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(F) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to any Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of such shares of Class B Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of such shares of Class B Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any exchange, conversion or other similar transaction with respect to the shares of Class A Common Stock (whether by recapitalization, reorganization, merger or otherwise), any shares of Class B Common Stock which are outstanding shall remain outstanding and be converted into a right receive the property or security into which the Class A Common Stock converted or was exchanged subject to the occurrence of a Conversion Event with respect to any such shares of Class B Common Stock (which Conversion Event and related definitions shall be equitably adjusted taking into account such event with respect to the Class A Common Stock).

ARTICLE V

Section 5.1.          By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

Section 6.1.          Board of Directors.

(A)             Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to that certain stockholders agreement, dated December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the Investor Stockholders (as defined therein), and the other parties thereto, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. Subject to the Stockholders Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date on which this Certificate of Incorporation is filed (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Stockholders Agreement.

(B)              Vacancy. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C)              Resignation. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Subject to the terms of the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Stockholders Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

(D)             Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E)              Written Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

ARTICLE VII

Section 7.1.          Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

ARTICLE VIII

Section 8.1.          Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this ARTICLE VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2.          Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.3.          Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE IX

Section 9.1.          DGCL Section 203 and Business Combinations.

(A)             Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)              Interested Stockholder. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)               prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)               upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)               at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)              Definitions. For purposes of this ARTICLE IX, references to:

(1)               “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)               “associate” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)               “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a)               any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this ARTICLE IX is not applicable to the surviving entity;

(b)               any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c)               any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d)               any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)               any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)               “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of ARTICLE IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)               “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation or (b) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (i) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act if a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)               “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(a)               beneficially owns such stock, directly or indirectly;

(b)               has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)               has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7)               “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)               “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)               “Stockholder Parties” means the Investor Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10)           “Stockholder Party Direct Transferee” means any Permitted Transferees (as defined in the Stockholders Agreement) of a Stockholder Party or any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)           “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)           “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X

Section 10.1.      Competition and Corporate Opportunities.

(A)             General. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) and Affiliated Entities (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)              Business Opportunity. No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this ARTICLE X. Subject to Section 10.1(C) of this ARTICLE X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C)              Corporate Business Opportunity. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this ARTICLE X shall not apply to any such corporate opportunity.

(D)             Exceptions to Business Opportunity. In addition to and notwithstanding the foregoing provisions of this ARTICLE X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (3) is one in which the Corporation has no interest or reasonable expectancy, or (4) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(E)              Definitions. For purposes of this ARTICLE X, references to:

(1)               “Affiliate” means (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation;

(2)               “Affiliated Entity” means (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and

(3)               “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F)              Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE X.

(G)             Amendment. Any alteration, amendment, addition to or repeal of this ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This ARTICLE X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Stockholders Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries or applicable law.

ARTICLE XI

Section 11.1.      Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1.      Forum.

(A)             Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (3) any action or proceeding against the Company or any current or former director, officer or other employee of the Company or any stockholder (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (including any right, obligation or remedy thereunder); (5) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine; and (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

(B)              Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation.

(C)              Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.

ARTICLE XIII

Section 13.1.      Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V; Article VI; Article VII; Article VIII; Article IX; Article XII; and this Article XIII. Further, any alteration, amendment, addition to or repeal of ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as expressly provided in the foregoing sentences and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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